Exhibit 99.3

BROADWARE TECHNOLOGIES, INC.

2007 EQUITY INCENTIVE PLAN

ADOPTED: JANUARY 24, 2007

APPROVED BY SHAREHOLDERS: JANUARY 24, 2007

AMENDED ON: MARCH 6, 2007

APPROVED BY SHAREHOLDERS: MARCH 6, 2007

TERMINATION DATE: JANUARY 23, 2017

1.	PURPOSES.

(a) Eligible Stock Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(b) Available Stock Awards. The purpose of the Plan is to provide a means by which eligible recipients of Stock Awards may be given an opportunity to benefit from increases in value of the Common Stock through the granting of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards and (iv) Stock Appreciation Rights.

(c) General Purpose. The Company, by means of the Plan, seeks to retain the services of the group of persons eligible to receive Stock Awards, to secure and retain the services of new members of this group and to provide incentives for such persons to exert maximum efforts for the success of the Company and its Affiliates.

2.	DEFINITIONS.

(a) “Affiliate” means any parent corporation or subsidiary corporation of the Company, whether now or hereafter existing, as those terms are defined in Sections 424(e) and (f), respectively, of the Code.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” has the meaning ascribed to that term in Section 12(a).

(d) “Cause” means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s commission of any felony or any crime involving fraud, dishonesty or moral turpitude under the laws of the United States or any state thereof; (ii) such Participant’s attempted commission of, or participation in, a fraud or act of dishonesty against the Company; (iii) such Participant’s intentional, material violation of any contract or agreement between the Participant and the Company or of any statutory duty owed to the Company;

(iv) such Participant’s unauthorized use or disclosure of the Company’s confidential information or trade secrets; or (v) such Participant’s gross misconduct. The determination that a termination of the Participant’s Continuous Service is either for Cause or without Cause shall be made by the Company in its sole discretion. Any determination by the Company that the Continuous Service of a Participant was terminated by reason of dismissal without Cause for the purposes of outstanding Awards held by such Participant shall have no effect upon any determination of the rights or obligations of the Company or such Participant for any other purpose.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by any institutional investor, any affiliate thereof or any other Exchange Act Person that acquires the Company’s securities in a transaction or series of related transactions that are primarily a private financing transaction for the Company or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company if, immediately after the consummation of such merger, consolidation or similar transaction, the shareholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction; or

(iii) there is consummated a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by shareholders of the Company in substantially the same proportion as their Ownership of the Company immediately prior to such sale, lease, license or other disposition.

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The term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of this Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement (it being understood, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply).

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of two or more members of the Board appointed by the Board in accordance with Section 3(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Broadware Technologies, Inc., a California corporation.

(j) “Consultant” means any person, including an advisor, (i) engaged by the Company or an Affiliate to render consulting or advisory services and who is compensated for such services or (ii) serving as a member of the Board of Directors of an Affiliate and who is compensated for such services. However, the term “Consultant” shall not include Directors who are not compensated by the Company for their services as Directors, and the payment of a director’s fee by the Company for services as a Director shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service, except as otherwise required under applicable law including Section 409A of the Code. For example, a change in status from an employee of the Company to a consultant to an Affiliate or to a Director generally shall not constitute an interruption of Continuous Service. The Company shall determine whether service shall be considered interrupted or terminated for purposes of both vesting and the expiration of the Stock Award in the case of any leave of absence, including sick leave, military leave or any other personal leave. Except as otherwise provided by applicable law, a Participant’s service will generally not be deemed to have terminated in the case of a bona fide leave of absence (i) that was approved by the Company in writing and (ii) with respect to which crediting of service is expressly required by the terms of such leave or by applicable law (as determined by the Company). Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy or in the written terms of the Participant’s leave of absence, or as otherwise required by applicable law.

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(l) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Director” means a member of the Board.

(n) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(o) “Employee” means any person employed by the Company or an Affiliate. Service as a Director or payment of a director’s fee by the Company for such service or for service as a member of the Board of Directors of an Affiliate shall not be sufficient to constitute “employment” by the Company or an Affiliate.

(p) “Entity” means a corporation, partnership or other entity.

(q) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(r) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date of the Plan as set forth in Section 15, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

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(s) “Exercise Price” means the amount for which one share of Common Stock may be purchased upon exercise of an Option, as determined by the Board.

(t) “Fair Market Value” means, as of the applicable date, the value of a share of Common Stock, as determined by the Board in good faith and in a manner consistent with applicable law including Section 260.140.50 of Title 10 of the California Code of Regulations.

(u) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(v) “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(w) “Officer” means any person designated by the Company as an officer.

(x) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option granted pursuant to the Plan.

(y) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(z) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(aa) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(bb) “Plan” means this Broadware Technologies Inc. 2006 Equity Incentive Plan.

(cc) “Purchase Price” means the consideration for which one share of Common Stock may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board.

(dd) “Restricted Stock Award” means an award that grants a right to be issued or to purchase (as specified in the applicable Stock Award Agreement) shares of Common Stock pursuant to the terms and conditions of Section 7(a).

(ee) “Securities Act” means the Securities Act of 1933, as amended.

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(ff) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock, which right is granted pursuant to the terms and conditions of Section 7(b).

(gg) “Stock Award” means any right granted under the Plan, including an Option, a Restricted Stock Award and a Stock Appreciation Right.

(hh) “Stock Award Agreement” means a written agreement between the Company and a holder of a Stock Award evidencing the terms and conditions of an individual Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ii) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(jj) “Ten Percent Shareholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any of its Affiliates.

3.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration to a Committee, as provided in Section 3(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time which of the persons eligible under the Plan shall be granted Stock Awards; when and how each Stock Award shall be granted; what type or combination of types of Stock Award shall be granted; the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive Common Stock pursuant to a Stock Award; and the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan fully effective.

(iii) To effect, at any time and from time to time, with the consent of any adversely affected Participants, (1) the reduction in the exercise price of any outstanding Options

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under the Plan and/or (2) the cancellation of any outstanding Options under the Plan and the grant in substitution therefor of new Options under the Plan covering the same or a different numbers of shares of Common Stock. The exercise price per share of Common Stock shall be not less than that specified under the Plan for newly granted Stock Awards except that the Board may grant an Option with a lower exercise price if such Option is granted as part of a transaction to which Section 424(a) of the Code applies.

(iv) To accelerate the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(v) To amend the Plan or a Stock Award as provided in Section 13 in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and to bring the Plan and/or Stock Awards into compliance therewith, subject to the limitations, if any, of applicable law.

(vi) To terminate or suspend the Plan as provided in Section 14.

(vii) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan.

(c) Delegation to Committee. The Board may delegate administration of the Plan to a Committee or Committees, and the term “Committee” shall apply to any person or persons to whom such authority has been delegated. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board, including the power to delegate to a subcommittee any of the administrative powers the Committee is authorized to exercise (and references in this Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee(s) and may, at any time, abolish the Committee(s) and/or revest in the Board some or all of the powers previously delegated to the Committee(s).

(d) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(e) Arbitration. Any dispute or claim concerning any Stock Awards granted (or not granted) pursuant to the Plan or any disputes or claims relating to or arising out of the Plan shall be fully, finally and exclusively resolved by binding and confidential arbitration conducted pursuant to the rules of Judicial Arbitration and Mediation Services, Inc. (“JAMS”) in San Jose, California. The Company shall pay all arbitration fees. In addition to any other relief, the arbitrator may award to the prevailing party recovery of its attorneys’ fees and costs. By accepting a Stock Award, Participants and the Company waive their respective rights to have any such disputes or claims tried by a judge or jury.

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4.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 12(a) relating to Capitalization Adjustments, the Common Stock that may be issued pursuant to Stock Awards shall not exceed in the aggregate one million seven hundred forty-seven thousand one hundred fifty-nine (1,747,159) shares of Common Stock (such number to be adjusted to give effect to Capitalization Adjustment (as defined in subsection 12(a) herein) that may be implemented after the Effective Date of the Plan as set forth in Section 15). In addition, the share reserve under this Plan shall be increased from time to time by such number of shares of Common Stock as is equal to the number of shares of Common Stock that: (i) are issuable pursuant to options or stock award agreements outstanding under the Company’s 1996 Stock Plan (the “1996 Plan”) as of the Effective Date of the Plan as set forth in Section 15; and (ii) but for the termination of the 1996 Plan as of October 19, 2006, would otherwise have reverted to the share reserve of the 1996 Plan pursuant to section 3 thereof. The aggregate number of shares reserved under the Plan pursuant to this subsection 4(a) shall not exceed ten million seven hundred twenty-four thousand four hundred twenty-six (10,724,426) shares.

(b) Reversion of Shares to the Share Reserve. If any Stock Award shall for any reason expire or otherwise terminate, in whole or in part, without having been exercised in full, the shares of Common Stock not acquired under such Stock Award shall revert to and again become available for issuance under the Plan, provided, however, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be twelve million five hundred thousand (12,500,000) shares of Common Stock, as adjusted for Capitalization Adjustments (as defined in subsection 12(a) herein).

(c) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the market or otherwise.

(d) Share Reserve Limitation. To the extent required by Section 260.140.45 of Title 10 of the California Code of Regulations, the total number of shares of Common Stock issuable upon exercise of all outstanding Options and the total number of shares of Common Stock provided for under any stock bonus or similar plan of the Company shall not exceed the applicable percentage as calculated in accordance with the conditions and exclusions of Section 260.140.45 of Title 10 of the California Code of Regulations, based on the shares of Common Stock of the Company that are outstanding at the time the calculation is made.

5.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

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(b) Ten Percent Shareholders.

(i) A Ten Percent Shareholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(ii) A Ten Percent Shareholder shall not be granted a Nonstatutory Stock Option unless the exercise price of such Option is at least (i) one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant or (ii) such lower percentage of the Fair Market Value of the Common Stock on the date of grant as is permitted by Section 260.140.41 of Title 10 of the California Code of Regulations at the time of the grant of the Option.

(iii) A Ten Percent Shareholder shall not be granted a Restricted Stock Award or Stock Appreciation Right (if such award could be settled in shares of Common Stock), unless the purchase price of the restricted stock is at least (i) one hundred percent (100%) of the Fair Market Value of the Common Stock on the date of grant or (ii) such lower percentage of the Fair Market Value of the Common Stock on the date of grant as is permitted by Section 260.140.42 of Title 10 of the California Code of Regulations at the time of the grant of the award.

(c) Consultants. A Consultant shall not be eligible for the grant of a Stock Award if, at the time of grant, either the offer or the sale of the Company’s securities to such Consultant is not exempt under Rule 701 of the Securities Act (“Rule 701”) because of the nature of the services that the Consultant is providing to the Company, because the Consultant is not a natural person, or because of some other provision of Rule 701, unless the Company determines that such grant need not comply with the requirements of Rule 701 and will satisfy another exemption under the Securities Act as well as comply with the securities laws of all other relevant jurisdictions.

6.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. The provisions of separate Options need not be identical, but each Option shall include (through incorporation of provisions hereof by reference in the Option or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 5(b) regarding Ten Percent Shareholders, no Option shall be exercisable after the expiration of ten (10) years from the date it was granted, or such shorter period specified in the Stock Award Agreement.

(b) Exercise Price. Each Stock Award Agreement shall specify the Exercise Price. The Exercise Price of an Incentive Stock Option shall not be less than 100% of the Fair Market

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Value of a share of Common Stock on the date of grant, and a higher percentage may be required by Section 5(b). The Exercise Price of a Nonstatutory Stock Option shall not be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant, and a higher percentage may be required by Section 5(b); provided, however, that the Exercise Price of a Nonstatutory Stock Option may be less than 100% of the Fair Market Value of a share of Common Stock on the date of grant if such Option is granted in a manner satisfying the provisions of applicable law, including but not limited to (i) Section 409A, (ii) Section 260.140.41 of Title 10 of the California Code of Regulations, and (iii) pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Sections 424(a). Subject to the preceding three sentences, the Exercise Price under any Option shall be determined by the Board at its sole discretion. The Exercise Price shall be payable in a form described in Section 8.

(c) Transferability. Except as expressly provided in the applicable Stock Award Agreement (in the case of a Nonstatutory Stock Option) or a domestic relations order, and in all cases subject to compliance with applicable law (including but not limited to Section 260.140.41 of Title 10 of the California Code of Regulations and Rule 701), an Option shall not be transferable except by operation of (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution. An Incentive Stock Option may be exercised during the lifetime of the Optionholder only by the Optionholder or by the Optionholder’s guardian or legal representative. Any transferee shall hold the Option subject to the terms and conditions of the Plan and the Stock Award Agreement except as otherwise expressly determined in writing by the Board.

(i) Domestic Relations Orders. An Option may be transferred pursuant to a domestic relations order, provided, however, that an Incentive Stock Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(ii) Beneficiary Designation. The Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, shall thereafter be the beneficiary of an Option with the right to exercise the Option and receive the shares of Common Stock or other consideration resulting from an Option exercise.

(d) Vesting Generally. The total number of shares of Common Stock subject to an Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to such other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 6(d) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(e) Minimum Vesting. Notwithstanding the foregoing Section 6(d), to the extent that the following restrictions on vesting are required by Section 260.140.41(f) of Title 10 of the California Code of Regulations at the time of the grant of the Option, then:

(i) Options granted to an Employee who is not an Officer, Director or Consultant shall provide for vesting of the total number of shares of Common Stock at a rate of at least twenty percent (20%) per year over five (5) years from the date the Option was granted, subject to reasonable conditions such as continued employment; and

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(ii) Options granted to Officers, Directors or Consultants may be made fully exercisable, subject to reasonable conditions such as continued employment, at any time or during any period established by the Company.

(f) Termination of Continuous Service. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Optionholder and the Company, in the event that an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date thirty (30) days following the termination of the Optionholder’s Continuous Service, or (ii) the expiration of the term of the Option as set forth in the Stock Award Agreement. Notwithstanding the foregoing, to the extent required by applicable law (including Section 260.140.41(g) of Title 10 of the California Code of Regulations), such period shall not be less than 30 days from the termination of Continuous Service if Continuous Service terminates other that for Cause and other than upon death or Disability. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Stock Award Agreement, the Option shall terminate.

(g) Extension of Termination Date. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Optionholder and the Company, if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate applicable securities laws, then the Option shall terminate on the earlier of (i) the expiration of the term of the Option set forth in Section 6(a) or (ii) the expiration of an aggregate period of thirty (30) days after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such securities laws.

(h) Disability of Optionholder. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Optionholder and the Company, if the Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination or (ii) the expiration of the term of the Option as set forth in the Stock Award Agreement. Notwithstanding the foregoing, to the extent required by applicable law (including Section 260.140.41(g) of Title 10 of the California Code of Regulations), such period shall not be less than 6 months from the termination of Continuous Service if Continuous Service terminates upon the Optionholder’s Disability. If, after termination, the Optionholder does not exercise his or her Option within the time specified herein, the Option shall terminate.

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(i) Death of Optionholder. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Optionholder and the Company, if (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death or (ii) the Optionholder dies within the period (if any) specified in the Stock Award Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (1) the date twelve (12) months following the date of death or (2) the expiration of the term of such Option as set forth in the Stock Award Agreement. Notwithstanding the foregoing, to the extent required by applicable law (including Section 260.140.41(g) of Title 10 of the California Code of Regulations), such period shall not be less than 6 months from the termination of Continuous Service if Continuous Service terminates upon the Optionholder’s death. If, after death, the Option is not exercised within the time specified herein, the Option shall terminate.

(j) Early Exercise. The Stock Award Agreement may, but need not, include a provision whereby the Optionholder may elect at any time before the Optionholder’s Continuous Service terminates to exercise the Option as to any part or all of the shares of Common Stock subject to the Option prior to the full vesting of the Option. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock issued upon the exercise of the Option may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Option lapse or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. Subject to the “Repurchase Limitation” in Section 11(h), any unvested shares of Common Stock so purchased may be subject to a repurchase option in favor of the Company or to any other restriction the Board determines to be appropriate. Provided that the “Repurchase Limitation” in Section 11(h) is not violated, and except as otherwise provided in the Stock Award Agreement, the Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid classification of the Option as a liability for financial accounting purposes) have elapsed following exercise of the Option.

(k) Non-Exempt Employees. No Option granted to an individual who is a “non-exempt employee” for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six (6) months following the date of grant of the Option, except as such exercisability may be accelerated under the Fair Labor Standards Act without the value of such Option being included in the calculation of the individual’s regular rate of pay. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

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(l) Right of Repurchase. Subject to the “Repurchase Limitation” in Section 11(h), the Option may, but need not, include a provision whereby the Company may elect to repurchase all or any part of the shares of Common Stock acquired by the Optionholder pursuant to the exercise of the Option. Provided that the “Repurchase Limitation” in Section 11(h) is not violated, and except as otherwise provided in the Stock Award Agreement, the Company will not exercise its repurchase option until at least six (6) months (or such longer or shorter period of time required to avoid classification of the Option as a liability for financial accounting purposes) have elapsed following exercise of the Option.

(m) Right of First Refusal. The Option may, but need not, include a provision whereby the Company may elect to exercise a right of first refusal following receipt of notice from the Optionholder of the intent to transfer all or any part of the shares of Common Stock received upon the exercise of the Option. Except as otherwise provided in this Section 6(n) or in the applicable Stock Award Agreement or other agreement between the Optionholder and the Company, such right of first refusal shall otherwise comply with any applicable provisions of the Bylaws of the Company. Except as otherwise provided in the applicable Stock Award Agreement or other agreement between the Optionholder and the Company, the Company will not exercise its right of first refusal until at least six (6) months (or such longer or shorter period of time required to avoid a classification of the Option as a liability for financial accounting purposes) have elapsed following exercise of the Option.

(n) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Options granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Options will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the applicable Stock Award Agreement.

7.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award shall be evidenced by a Stock Award Agreement between the Participant and the Company. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. Such Restricted Stock Award shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board deems appropriate. The provisions of the various Stock Award Agreements entered into under the Plan need not be identical; provided, however, that each Restricted Stock Award shall be subject to the substance of each of the following provisions (whether through incorporation of these provisions by reference into the Stock Award Agreement or otherwise):

(i) Consideration. A Restricted Stock Award may be awarded in consideration (A) for past services actually rendered to the company or an Affiliate or (B) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

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(ii) Purchase Price. To the extent required by applicable law (including Section 260.140.42 of Title 10 of the California Code of Regulations), the Purchase Price per share of Common Stock under a Restricted Stock Award shall not be less than 85% of the Fair Market Value of a share of Common Stock, and a higher percentage may be required by Section 5(b). Subject to the preceding sentence, the Board shall determine the Purchase Price at its sole discretion. The Purchase Price shall be payable in a form described in Section 8. Notwithstanding the foregoing, a Restricted Stock Award may be granted as a stock bonus (i.e., in consideration for past services actually provided, and with no cash purchase price to be paid) to the extent permissible under applicable law.

(iii) Nontransferability of Rights. Except as provided in the applicable Stock Award Agreement or a qualified domestic relations order, and in all cases subject to compliance with applicable law (including but not limited to Section 260.140.42 of Title 10 of the California Code of Regulations and Rule 701), a Restricted Stock Award shall not be transferable except by operation of (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, and shall be exercisable during the lifetime of the Participant only by the Participant to whom such right was granted. Any shares of Common Stock permitted to be transferred pursuant to a Restricted Stock Award shall remain subject to the terms and conditions of the Plan and the Stock Award Agreement except as otherwise expressly determined in writing by the Board. The Participant may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company, designate a third party who, in the event of the death of the Participant, shall thereafter be the beneficiary of the Participant with the right to purchase the shares of Common Stock or other consideration pursuant to the Restricted Stock Award.

(iv) Minimum Vesting and Other Restrictions. Each Restricted Stock Award shall be subject to such forfeiture conditions, rights of repurchase (including the provisions of Section 11(h)), rights of first refusal, minimum vesting provisions and other restrictions as the Board may determine. Such restrictions shall be set forth in the applicable Stock Award Agreement and shall apply in addition to any restrictions that may apply to holders of shares of Common Stock generally.

(v) Duration of Offers. A Restricted Stock Award shall automatically expire, to the extent shares of Common Stock subject to the Restricted Stock Award have not yet been purchased or issued (as applicable), on the 10th anniversary of the date of grant, or such shorter period as may be required by applicable law or as set forth in the applicable Stock Award Agreement.

(b) Stock Appreciation Rights. Each Stock Appreciation Right agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Stock Appreciation Right agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right agreements need not be identical, but each Stock Appreciation Right agreement shall include (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Calculation of Appreciation. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of share of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price that will be determined by the Committee at the time of grant of the Stock Appreciation Right (subject to the provisions Section 5(b) regarding Ten Percent Stockholders). Notwithstanding the foregoing, except as expressly provided in the Stock Award Agreement in a manner satisfying the provisions of applicable law (including as further described in Section 7(b)(viii) below), the strike price shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

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(ii) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Right as it deems appropriate. In no way limiting the foregoing, a Stock Appreciation Right that could be settled in shares of Common Stock may be granted subject to the provision of Section 11(h).

(iii) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Rights agreement evidencing such Right.

(iv) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two, or in any other form of consideration, as determined by the Board and contained in the applicable Stock Award Agreement.

(v) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates, the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination) but only within such period of time ending on the earlier of (A) the date thirty (30) days following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate. Notwithstanding the foregoing, to the extent required by applicable law, if a Participant’s Continuous Service terminates for any reason, any vested Stock Appreciation Rights shall be automatically redeemed. In all cases, in the event of any termination of a Participant’s Continuous Service, any unvested Stock Appreciation Rights shall be forfeited.

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(vi) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Award Agreement.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall contain such provisions so that such Stock Appreciation Rights will comply with the requirements of Section 409A of the Code. Such restrictions, if any, shall be determined by the Board and contained in the applicable Stock Award Agreement. For example, such restrictions may include, without limitation, a requirement that a Stock Appreciation Right that is to be paid wholly or partly in cash must be exercised and paid in accordance with a fixed pre-determined schedule.

8.	PAYMENT FOR SHARES OF COMMON STOCK.

(a) General Rule. The entire Purchase Price or Exercise Price of shares of Common Stock issued under the Plan shall be payable in cash or cash equivalents at the time when such shares are purchased, except as otherwise provided in this Section 8.

(b) Surrender of Stock. To the extent that a Stock Award Agreement so provides, and to the extent permitted by the Board at the time of exercise, all or any part of the Exercise Price or Purchase Price may be paid by surrendering, or attesting to the ownership of, shares of Common Stock that are already owned by the Participant. Such shares of Common Stock shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date of exercise or purchase. The Participant shall not surrender, or attest to the ownership of, shares of Common Stock in payment of the Exercise Price or Purchase Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Stock Award for financial reporting purposes.

(c) Services Rendered. At the discretion of the Board and to the extent permitted by applicable law and the form of Stock Award Agreement, shares of Common Stock may be issued under the Plan in consideration of prior services rendered to the Company or an Affiliate.

(d) Promissory Note. To the extent that a Stock Award Agreement so provides, and to the extent permitted by the Board at the time of exercise or purchase, all or a portion of the Exercise Price or Purchase Price (as the case may be) of shares of Common Stock issued under the Plan may be paid with a full-recourse promissory note. However, the par value of the shares of Common Stock shall be paid in cash or cash equivalents to the extent required by applicable law. The shares of Common Stock shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.

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(e) Exercise/Sale. If a Stock Award Agreement so provides, if the Common Stock is publicly traded at the time of exercise or purchase, and to the extent not otherwise prohibited by applicable law, all or a portion of the Exercise Price or Purchase Price (as the case may be) of shares of Common Stock issued under the Plan may be paid pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of stock subject to the Stock Award, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price (and any withholding taxes) to the Company from the sales proceeds.

(f) Net Exercise. If a Stock Award Agreement so provides, if the Common Stock is publicly traded at the time of exercise or purchase and to the extent not otherwise prohibited by applicable law , all or a portion of the Exercise Price or Purchase Price (as the case may be) of shares of Common Stock issued under the Plan may be paid by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issued upon exercise or purchase by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be outstanding under an Stock Award and will not be exercisable thereafter to the extent that (i) shares are used to pay the exercise price pursuant to the “net exercise,” (ii) shares are delivered to the Participant as a result of such exercise, and (iii) shares are withheld to satisfy tax withholding obligations.

(g) Other Forms of Consideration. To the extent that a Stock Award Agreement so provides, and to the extent permitted by the Board at the time of exercise, all or any part of the Exercise Price or Purchase Price may be paid in any other form of legal consideration that may be acceptable to the Board.

9.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock reasonably required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

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(c) No Obligation to Notify. The Company shall have no duty or obligation to any Participant to advise such Participant as to the time or manner of exercising his or her Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such Participant of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the Participant.

10.	USE OF PROCEEDS FROM STOCK.

Proceeds from the sale of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

11.	MISCELLANEOUS.

(a) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(b) Shareholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms.

(c) No Employment or other Service Rights. Nothing in the Plan or any instrument executed or Stock Award granted pursuant thereto shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(d) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds one hundred thousand dollars ($100,000) (or such greater amount as provided under the Code), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of a Stock Award Agreement.

(e) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances

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satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (1) the issuance of the shares of Common Stock upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act or (2) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(f) Withholding Obligations. As a condition to the grant and exercise of a Stock Award, and the purchase or issuance of any shares of Common Stock pursuant to a Stock Award, the Participant shall make arrangements as the Board may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such Stock Award. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with Award; provided, however, that no shares of Common Stock shall be withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) permitting the Participant to deliver to the Company owned and unencumbered shares of Common Stock; (iv) withholding cash from an Stock Award settled in cash; or (v) by such other method as may be set forth in the Stock Award Agreement.

(g) Information Obligation. To the extent required by Section 260.140.46 of Title 10 of the California Code of Regulations, the Company shall deliver financial statements to Participants at least annually. This Section 11(g) shall not apply to key Employees whose duties in connection with the Company assure them access to equivalent information.

(h) Repurchase Limitation. The terms of any repurchase option shall be specified in the Stock Award, and the repurchase price may be either the Fair Market Value of the shares of Common Stock on the date of termination of Continuous Service or the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price. To the extent required by Section 260.140.41 and Section 260.140.42 of Title 10

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of the California Code of Regulations at the time a Stock Award is made, any repurchase option contained in a Stock Award granted to a person who is not an Officer, Director or Consultant shall be upon the terms described below:

(i) Fair Market Value. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at not less than the Fair Market Value of the shares of Common Stock to be purchased on the date of termination of Continuous Service, then (i) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Stock Awards after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”) and (ii) the right terminates when the shares of Common Stock become publicly traded.

(ii) Original Purchase Price. If the repurchase option gives the Company the right to repurchase the shares of Common Stock upon termination of Continuous Service at the lower of (i) the Fair Market Value of the shares of Common Stock on the date of repurchase or (ii) their original purchase price, then (x) the right to repurchase at the original purchase price shall lapse at the rate of at least twenty percent (20%) of the shares of Common Stock per year over five (5) years from the date the Stock Award is granted (without respect to the date the Stock Award was exercised or became exercisable) and (y) the right to repurchase shall be exercised for cash or cancellation of purchase money indebtedness for the shares of Common Stock within ninety (90) days of termination of Continuous Service (or in the case of shares of Common Stock issued upon exercise of Options after such date of termination, within ninety (90) days after the date of the exercise) or such longer period as may be agreed to by the Company and the Participant (for example, for purposes of satisfying the requirements of Section 1202(c)(3) of the Code regarding “qualified small business stock”).

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A of the Code. To the extent that the Board determines that any Stock Award granted under the Plan is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and

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conditions necessary to avoid the adverse consequences specified in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after approval of the Plan by the Board. Except as otherwise prohibited by applicable law, and notwithstanding any provision of the Plan to the contrary, in the event that the Board determines that any Stock Award may be subject to Section 409A of the Code and related Department of Treasury guidance, the Board may adopt such amendments to the Plan and the applicable Stock Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Stock Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Stock Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

(k) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

12.	ADJUSTMENTS UPON CHANGES IN STOCK.

(a) Capitalization Adjustments. If any change is made in, or other event occurs with respect to, the Common Stock subject to the Plan or subject to any Stock Award without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating distribution, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company (each a “Capitalization Adjustment”), the Board shall appropriately adjust (i) the class(es) and maximum number of securities subject to the Plan and that may be issued pursuant to the exercise of Incentive Stock Options, in each case as set forth in Section 4(a), (ii) the class(es) and number of securities, and the price per share of stock, subject to the outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive. The conversion of any convertible securities of the Company shall not be treated as a transaction “without receipt of consideration” by the Company.

(b) Dissolution or Liquidation. Except as otherwise provided in the Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase option may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

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(c) Corporate Transaction. In the event of a Corporate Transaction, any surviving corporation or acquiring corporation may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (it being understood that similar stock awards include, but are not limited to, awards to acquire the same consideration paid to the shareholders or the Company, as the case may be, pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or such successor’s parent company), if any, in connection with such Corporate Transaction. In the event that any surviving corporation or acquiring corporation does not assume or continue any or all such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction, (i) the vesting of such Stock Awards (and, if applicable, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date (as the Board shall determine) prior to the effective time of such Corporate Transaction, (ii) the Stock Awards shall terminate if not exercised (if applicable) at or prior to such effective time, and (iii) any reacquisition or repurchase rights held by the Company with respect to such Stock Awards held by Participants whose Continuous Service has not terminated prior to the effective time shall (contingent upon the effectiveness of the Corporate Transaction) lapse. With respect to any other Stock Awards outstanding under the Plan that have not been assumed, continued or substituted, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated, unless otherwise provided in a written agreement between the Company or any Affiliate and the holder of such Stock Award, and such Stock Awards shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after such event as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant, but in the absence of such provision, no such acceleration shall occur.

13.	AMENDMENT OF THE PLAN AND STOCK AWARDS.

(a) Amendment of Plan. The Board at any time, and from time to time, may amend the Plan. However, except as provided in Section 12(a) relating to Capitalization Adjustments, no amendment shall be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy the requirements of Section 422 of the Code or to satisfy other applicable laws or regulations.

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(b) Shareholder Approval. The Board, in its sole discretion, may submit any other amendment to the Plan for shareholder approval.

(c) Contemplated Amendments. It is expressly contemplated that the Board may amend the Plan in any respect the Board deems necessary or advisable to provide eligible Employees with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Stock Options and/or to bring the Plan and/or Incentive Stock Options granted under it into compliance therewith.

(d) No Impairment of Rights. Rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

(e) Amendment of Stock Awards. The Board at any time, and from time to time, may amend the terms of any one or more Stock Awards; provided, however, that the rights under any Stock Award shall not be impaired by any such amendment unless (i) the Company requests the consent of the Participant and (ii) the Participant consents in writing.

14.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless sooner terminated, the Plan shall terminate on the day before the tenth (10th) anniversary of the date the Plan is adopted by the Board or approved by the shareholders of the Company, whichever is earlier. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the Participant.

15.	EFFECTIVE DATE OF PLAN.

The Plan shall become effective as determined by the Board, but no Stock Award shall be exercised unless and until the Plan has been approved by the shareholders of the Company, which approval shall be within twelve (12) months before or after the date the Plan is adopted by the Board.

16.	CHOICE OF LAW.

The law of the State of California shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to such state’s conflict of laws rules.

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